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                                                                    EXHIBIT 11.1

                      IPC HOLDINGS, LTD. AND SUBSIDIARIES

                   CALCULATION OF NET INCOME PER COMMON SHARE
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                               (AUDITED)      (AUDITED)
BASIC
Net income..................................................  $    67,714    $   100,320
Common shares outstanding at January 1, 1998................   25,000,000     25,000,000
Common shares outstanding at December 31, 1998..............   25,033,932     25,017,603
Weighted average common shares outstanding..................   25,031,211     25,010,060
Net income per common share.................................  $      2.71    $      4.01
DILUTED
Net income..................................................  $    67,714    $   100,320
Weighted average common shares outstanding..................   25,031,211     25,010,060
Dilutive effect of share options............................    1,515,851      1,482,341
                                                              -----------    -----------
Total.......................................................   26,547,062     26,492,401
                                                              -----------    -----------
Net income per common share.................................  $      2.55    $      3.79

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